EXECUTIVE AGREEMENT

     AGREEMENT dated _________________, 19__ , between Gleason

Corporation, a Delaware corporation ("Corporation") and

_________________  ("Executive").

     WHEREAS, the Executive has been employed by the Corporation and/or one or more of its subsidiaries (collectively the

"Corporation"), and is currently serving in an executive capacity with respect to the Corporation, a division or subsidiary

thereof; and

     WHEREAS, in order to induce the Executive to remain in the employ of the Corporation following a change in control thereof,

the Corporation is willing to agree to continue to employ the

Executive during the periods specified herein immediately

following the occurrence of such event or events, all on the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, in consideration thereof, the Executive is willing to agree to continue to serve the Corporation in an executive capacity during such specified periods on the terms and

conditions hereinafter set forth.

     NOW THEREFORE, the parties hereto agree as follows:


     1.   TERM.  This Agreement replaces and supersedes any

employment contract or executive agreement previously entered into between the Executive and the Corporation, and it shall commence on the date hereof and continue in effect indefinitely.


     2.   CHANGE IN CONTROL.  For purposes of this Agreement, a

"Change in Control" shall mean a change in control of the

Corporation of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A or to

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Item 1 of Form 8-K promulgated under the Securities Exchange Act of

1934, as amended, provided that, without limitation, a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of such Act) is or becomes the beneficial owner, directly or indirectly, of

securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding

securities; or (ii) during any period of twenty-four (24)

consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.


     3.   TERMINATION FOLLOWING CHANGE IN CONTROL.

     3.1  The Executive shall be entitled to the severance

benefits provided in Article 4 if the Date of Termination of his employment occurs under any of the following circumstances: (i)

during the 60 day period commencing on the first anniversary of a

Change in Control, the Executive elects to terminate his

employment for any reason, or (ii) if the Corporation terminates the Executive's employment while there is, to the Corporation's knowledge, actively pending a proposed transaction, whether

favored or opposed by the Corporation, which results in a Change in Control within one year of the Executive's Date of

Termination, or (iii) the Executive's employment terminates

within two years following a Change in Control; unless in the case of either (ii) or (iii) his employment is terminated

(x) because of death or Disability, (y) by the Corporation for

Cause, or (z) by the Executive other than for Good Reason.

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     3.2  Disability.

     If, as a result of the incapacity of Executive due to

physical or mental illness, including such incapacity due to drugs or alcohol, he is absent from his duties with the

Corporation on a full-time basis for six (6) consecutive months,

the Corporation may terminate his employment for "Disability."

     3.3  Cause.  The Corporation may terminate the Executive's employment for Cause.  "Cause" shall mean (i) the willful and continued refusal by the Executive substantially to perform his duties with the Corporation (other than any such refusal

resulting from his incapacity due to physical or mental illness),

after a demand for substantial performance is delivered to him by the Board which specifically identifies the manner in which the

Board believes that he has refused substantially to perform his duties, or (ii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the

Corporation.  For purposes of this section, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.  Notwithstanding the foregoing, the

Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of the

Corporation at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an

opportunity for him, together with his counsel, to be heard from the Board), finding that in the good faith opinion of the Board he was guilty of conduct set forth above in clauses (i) or (ii)

of the first sentence of this section and specifying the

particulars thereof in detail.
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     3.4  Good Reason.  The Executive may voluntarily terminate his employment for Good Reason.  "Good Reason" shall mean:

          (a)  Without the Executive's express written consent,

the assignment to him during either of the periods specified in

Section 3.1 (ii) or 3.1(iii) of any duties inconsistent with his positions, duties, responsibilities and status with the

Corporation immediately prior to commencement to the

Corporation's knowledge of active pendency of a proposed

transaction, whether favored or opposed by the Corporation, which results in the Change in Control, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to such commencement, or any removal of him from or any failure to re-elect him to any of such positions, except in

connection with the termination of his employment for Cause,

Disability or Retirement or as a result of his death or by the

Executive other than for Good Reason.  For purpose of this

Agreement, the Executive's removal from a position of inside director of the Corporation shall not be considered Good Reason;

          (b)  A reduction during either of the periods specified

in Section 3.1(ii) or  3.1(iii) by the Corporation in the

Executive's base salary as in effect immediately prior to

commencement to the Corporation's knowledge of active pendency of a proposed transaction, whether favored or opposed by the

Corporation, which results in the Change in Control, or the

failure by the Corporation to increase such base salary each year after such Change in Control by an amount which at least equals,

on a percentage basis, the average annual percentage increase in base salary for all officers of the Corporation during the two

(2) full calendar years immediately prior to such commencement;

          (c)  A failure during either of the periods specified

in Section 3.1(ii) or 3.1(iii) by the Corporation to continue its

Incentive Compensation Plan as it is in effect immediately prior
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to commencement to the Corporation's knowledge of active pendency of a proposed transaction, whether favored or opposed by the

Corporation, which results in the Change in Control, or to

continue the Executive as a participant in the Plan on at least as favorable a basis to him as immediately prior to such commencement;

          (d)  The relocation during either of the periods

specified in Section 3.1(ii) or 3.1(iii) of the principal

executive offices of the Corporation, or of the division or

subsidiary the Executive serves, as the case may be, to a

location outside the Greater Rochester area, or such other area in which such division or subsidiary executive office is located,

or the Corporation's requiring him to be based anywhere other than at such principal executive offices except for required travel on the Corporation's business travel obligations

comparable to that during the three (3) months immediately prior to commencement to the Corporation's knowledge of active pendency of a proposed transaction, whether favored or opposed by the

Corporation, which results in the Change in Control;

          (e)  The failure during either of the periods specified

in Section 3.1(ii) or 3.1(iii) by the Corporation to continue in effect the same or a comparable fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating immediately prior to commencement to the Corporation's knowledge of active pendency of a proposed transaction, whether favored or opposed by the Corporation, which results in the Change in

Control (or plans providing him with substantially similar

benefits) except as such change is prompted in good faith by a change in the law, the taking of any action by the Corporation which would adversely affect his participation in or materially reduce his benefits under any such plans or deprive him of any material fringe benefit enjoyed by him immediately prior to such

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commencement, or the failure by the Corporation to provide him with the number of paid vacation days to which he is then

entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in

effect immediately prior to such commencement;

          (f)  If the Change in Control occurred within six (6)

months following commencement of a tender or exchange offer by any person, entity or group other than the Corporation to acquire stock of the Corporation, following completion of which such person, entity or group owns, or would if such tender or exchange offer had succeeded as proposed have owned, 30% or more of the

Corporation's outstanding voting shares, a determination by the

Executive made in good faith that, as a result of the Change in

Control and a change in circumstances thereafter significantly affecting the Executive's position, he is unable effectively to carry out the authorities, powers, functions or duties attached to his position, and the situation is not remedied to his

reasonable satisfaction within thirty (30) days after notice of such determination and the reasons thereof from him to the

Corporation within six (6) months following the Change in

Control, provided he gives notice of termination within ten (10)

days after the expiration of such thirty (30) days.  The burden shall be on the Corporation to refute the Executive's good faith determination under this provision, there being a presumption in favor of the Executive.

     3.5  Date of Termination.  "Date of Termination" shall mean

(i) if the Executive's employment is terminated for Disability,

thirty (30) days after notice of termination is given, (ii) if his employment is terminated pursuant to Section 3.3, the date specified in the notice of termination, and (iii) if his

employment is terminated for any other reason, the date on which a notice of termination is given.
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     4.   COMPENSATION UPON TERMINATION OR DURING DISABILITY.

     4.1  Provisions of this Article 4 shall apply only if the

Date of Termination of the Executive's employment occurs during the periods specified in Sections 3.1(ii) or (iii).

     4.2  During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, he shall continue to receive his full base salary at the rate then in effect and any awards under the Executive

Compensation Plan paid during such period until his employment is terminated pursuant to Section 3.2.  Thereafter, his benefits shall be determined in accordance with the Corporation's

Disability Income Insurance Plan, or a substitute plan then in effect.

     4.3  If the Executive's employment is terminated for Cause,

the Corporation shall pay him the unpaid portion of his base salary through the Date of Termination at the rate then in effect and shall have no further obligations to him under this Agreement.

Payment shall be made at the time provided in Section 4.4.

     4.4  If the Executive's employment is terminated during

either of the periods specified in Section 3.1(ii) or 3.1(iii) by the Corporation other than pursuant to Section 3.2 or 3.3 or by the Executive pursuant to Section 3.4, or is terminated by the

Executive during the period specified in Section 3.1(i) (in no event including termination because of death), the Corporation shall pay him (i) any unpaid portion of his base salary through the Date of Termination at the highest annual rate in effect during the preceding twenty-four (24) months, and (ii) shall, in addition to any severance benefits payable to the Executive under the Corporation's normal severance policies, pay to him  no later than the fifth business day following the occurrence of both a

Change in Control and the Executive's Date of Termination an

amount equal to two (2) times the highest annual total

compensation (including base salary and incentive compensation)

paid or payable by the Corporation to him for any one of the
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three (3) calendar years ending with the year prior to the year in which the Date of Termination occurs.  One-half of the amount under (ii) above shall be severance pay and the other half a payment contingent on the Executive's not competing with the

Corporation for a period of one year from the occurrence of both a Change in Control and the Executive's Date of Termination.  If

the Corporation determines that the Executive has competed

against the Corporation in violation of this covenant, the

Executive shall repay, within 10 business days, the full amount paid to the Executive for the covenant not to compete.  For

purposes of this Agreement, competing with the Corporation means to engage in any activity or render any service, directly or indirectly (whether as principal, director, officer, investor,

employee, consultant or otherwise), for or on behalf of any

person or entity if said activity or service directly or indirectly consists of any product or service the Corporation offers for sale to its customers.  It is understood that nothing in this Agreement shall prevent the Executive from discussing any business arrangements to become effective after the expiration of this covenant not to compete.

     4.5  If the Executive's employment is terminated during

either of the periods specified in Section 3.1(ii) or 3.1(iii) by the Corporation other than pursuant to Section 3.2 or 3.3 or by the Executive pursuant to Section 3.4, or is terminated by the

Executive during the period specified in Section 3.1(i) (in no event including termination because of death), the Corporation shall also pay at the time specified in Section 4.4 an additional

$40,000 which is hereby deemed to be an amount equal to two (2)

times the annual cost to the Executive to continue from the Date of Termination all employee benefit plans, programs or

arrangements (such as, medical, dental, long-term disability insurance, life insurance, perquisites, and the like but not including retirement or stock option plans) in which Executive was entitled to participate immediately prior to the Date of
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Termination.  The Corporation shall, in addition to the

foregoing, continue to provide the Executive with health and dental benefits until the third anniversary of the date severance payments are made pursuant to Section 4.4(ii).  Such benefits shall be substantially the same as the benefits offered to the

Company's executives generally, including family coverage, during this three year period but at no cost to the Executive.  In

addition, the Corporation shall provide financial planning

services to the Executive following a termination under Section

3.1 (ii) or (iii) through the third anniversary of the date

severance payments are made pursuant to Section 4.4(ii) at the reimbursement rates in effect immediately preceding the Change in Control.

     4.6  If the Executive's employment is terminated during

either of the periods specified in Section 3.1(ii) or 3.1(iii) by the Corporation other than pursuant to Section 3.2 or 3.3 or by the Executive pursuant to Section 3.4, or is terminated by the

Executive during the period specified in Section 3.1(i) (in no event including termination because of death), then in addition to the benefits to which he is entitled under the qualified

defined benefit retirement plans or programs in which he

participates or any successor plans or programs in effect on the

Date of Termination, the Corporation shall pay him in one sum in cash at the date specified in 4.4 the amount equal to the

actuarial equivalent of the retirement pension to which he would have been entitled under the terms of such retirement plans or programs without regard to "vesting" thereunder, had he

accumulated two (2) additional years, or the period from the Date of Termination to his normal retirement date, whichever is less,

of continuous service and age after the Date of Termination at the compensation level in effect on the Date of Termination under such retirement plans or programs reduced by the single sum

actuarial equivalent of any amounts to which he is entitled

pursuant to the provisions of said retirement plans and programs.

For purposes of this Section, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Corporation's retirement plans and programs immediately prior
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to commencement to the Corporation's knowledge of active pendency of a proposed transaction, whether favored or opposed by the

Corporation, which resulted in the Change in Control.  Executive shall be entitled to an additional amount from the Corporation's

Supplement Retirement Plan which shall not be considered to

duplicate the payment called for in this section.

     In the case of any defined contribution plan, in lieu of the amount determined above, the Corporation shall pay to the

Executive the amount it would have contributed during the two-

year period following the Executive's Date of Termination or to age 65 if less than two years, assuming the plan provisions

remain in effect as they were on Date of Termination  and the

Executive's annual compensation were the highest annual

compensation actually received in the two years preceding his

Date of Termination and the Executive were to continue, where relevant, to contribute at the highest rate he had contributed in the two years preceding his Date of Termination.

     4.7     The Executive shall not be required to mitigate the

amount of any payment provided for in this Article by seeking other employment.  In the case of a Change in Control, in addition to the payment pursuant to Section 4.4 on account of a termination pursuant to Section 3.1 or 3.4, the Executive shall also receive severance payments pursuant to general Corporation termination policies.

     4.8  In the event payments to Executive under this Agreement and any other plan or agreement would be (except for this

provision) subject to the excise tax imposed by sections 280G and

4999 of the Internal Revenue Code, the amount payable pursuant to this Agreement shall be reduced to the extent necessary to avoid the imposition of such tax.
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     4.9  The Corporation shall be entitled to withhold from any amounts payable hereunder such amount or amounts, if any, as are required by law.

     4.10 In the event of any delay in payment of the amounts due

Executive, the Corporation shall pay interest on the amounts delayed at the rate of prime (as reported in the Wall Street

Journal during the relevant period) plus one percent.

     4.11 The Corporation may fund some or all of the payments

called for by this Agreement by establishing an irrevocable trust under the direction and control of an independent trustee.  The amounts potentially due shall be separately stated (and updated for changes) as shown on Appendix A attached to this Agreement to enable the Executive, Corporation and trustee to know the amount due Executive.  The agreement with such trustee shall provide that upon receipt of a statement by the Executive that a

Termination has occurred, such trustee (to the extent possible in terms of the trust's funding) shall make payment to Executive on the 5th business day following receipt of such notice pursuant to the terms of this Agreement.  Any funds set aside in such trust shall at all times remain subject to the claims of the creditors of the Corporation.  The creation of such trust shall not lessen the contractual obligation of the Corporation under this

Agreement, except that no payments shall be duplicated.  Any funds attributable to Executive remaining in such trust after all payments have been made to Executive (or the possibility of

payments shall have been extinguished) shall revert to the Corporation.

     5.   SUCCESSORS:  BINDING AGREEMENT.

     5.1  This Agreement shall be binding on the successors and assigns of the Corporation.  The Corporation will require any successor (whether direct or indirect, by purchase, merger,

consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement to

expressly assume and agree to perform this Agreement in the same
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manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place, a copy of which agreement shall be delivered to the Executive prior to or contemporaneously with such succession.  Failure of the

Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing the date on which any such succession becomes effective shall be deemed the Date of

Termination.  As used in this Agreement, "Corporation" shall include any successor to substantially all of the business and/or assets of the Corporation.

     5.2  This Agreement shall inure to the benefit of and be

enforceable by the Executive's personal or legal representatives,

executors, administrators, successors, heirs, distributees,

devisees and legatees.  If the Executive dies while any amounts would still be payable to him hereunder if he had not then died,

all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee,

legatee, or other designee or, if there be no such designee, to his estate.


     6.   NOTICE.  All notices and other communications provided

for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United

States registered or certified mail, postage prepaid, addressed to the respective addresses on file, except that all notices to the Corporation shall be directed to the attention of the Chief

Executive Officer with a copy to the Secretary, or to such other address as either party may have furnished to the other in

writing in accordance herewith, such notices of change of address to be effective only upon receipt.
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     7.   LEGAL EXPENSE.  If, with respect to any alleged failure

by the Corporation to comply subsequent to a Change in Control with any of the terms of this Agreement, Executive hires legal counsel with respect to this Agreement or institutes any

negotiations or institutes or responds to legal action to assert or defend the validity of, enforce his rights under, or recover damages for breach of this Agreement, the Corporation shall pay,

as they are incurred, Executive's actual expenses for attorney's fees and disbursements, together with such additional payments,

if any, as may be necessary so that the net-after-tax payments to the Executive equal such fees and disbursements.


     8.   MISCELLANEOUS.

     8.1  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief

Executive Officer or such other officer as is specifically

designated by the Board of Directors of this Corporation.  No waiver by either party hereto at any time of any breach by the other party of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     8.2  The validity, interpretation, construction and

performance of this Agreement shall be governed by the laws of the State of New York.

     8.3  The masculine gender, when used herein, shall include the feminine.

     8.4  This Agreement shall not create any right in the

Executive to employment, either before or after a Change in

Control; nor does it create any rights under the Corporation's

1981 Stock Plan, or under any other plan except as specifically provided herein.
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     8.5  The article and section headings in this Agreement are for convenience only and do not affect the meaning of the

Agreement.

     8.6  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


                              GLEASON CORPORATION



                              By:  ______________________



                              Its: ______________________



                                   ______________________
                                              Executive